Redacted – Fees have been excluded because they are both (1) not material and (2) would likely cause competitive harm to the Registrant if publicly disclosed.

AMENDMENT NO. 1 TO MASTER SERVICES AGREEMENT

THIS AMENDMENT NO. 1 TO MASTER SERVICES AGREEMENT (this “Amendment”), effective as of March 24, 2025, by and among DGI INVESTMENT TRUST (the “Trust”), a collective investment trust organized under the laws of the Commonwealth of Puerto Rico on behalf of each of its series or separately managed pool of assets (individually referred to as “Fund”, and collectively as “Funds”), and ULTIMUS FUND SOLUTIONS, LLC (“Ultimus”), an Ohio limited liability company (collectively, the “Parties”).

WHEREAS, the Parties entered into that certain Master Services Agreement dated April 22, 2021 (the “Agreement”), pursuant to which Ultimus provides fund accounting services, fund administration services, transfer agent services, and shareholder services (the “Services”), which are particularly defined therein, to the Funds listed on Schedule A (as amended from time to time); and

WHEREAS, pursuant to the Agreement, the initial term was for a period of five (5) years from the effective date and the Parties desire to modify the Agreement to extend its term for an additional period of one (1) year;

WHEREAS, at the time of execution of the Agreement, the Trust originally comprised a single Fund;

WHEREAS, the Trust has since expanded its series and wishes to include additional series of the Trust to Schedule A (as amended from time to time) of the Agreement;

WHEREAS, the Parties hereto have agreed to modify the fees for the Services provided by Ultimus to each of the Funds listed on Schedule A (as amended from time to time) of the Agreement;

WHEREAS, the Parties have agreed to amend the Agreement to address, among other things, the matters identified above.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, it is agreed between the Parties hereto as follows:

1.	Definitions. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

2.	Amendments to the Agreement. The Agreement is hereby amended to include as follows:

(a)	Section 8.1 of the Agreement is hereby amended and replaced in its entirety as follows:

8.1. Initial Term. This Agreement shall continue in effect, unless earlier terminated by either party as provided under this Section 8, for a period of six (6) years from April 22, 2021 (the “Initial Term”).

(b)	SCHEDULE A to the Agreement is hereby amended and replaced in its entirety with SCHEDULE A attached hereto, as the same may be amended from time to time.

(c)	Fund Administration Fee Letter to the Agreement is hereby amended and replaced in its entirety with Fund Administration Fee Letter attached hereto, as the same may be amended from time to time.

(d)	Transfer Agent and Shareholder Services Fee Letter to the Agreement is hereby amended and replaced in its entirety with Transfer Agent and Shareholder Services Fee Letter attached hereto, as the same may be amended from time to time.

3.	Miscellaneous.

(a)	Except as expressly amended herein, all terms and conditions of the Agreement shall remain in full force and effect.

(b)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date and year first above written.

	DGI Investment Trust		Ultimus Fund Solutions, LLC

By:	/s/ Ramon Rosado Linera	By:	/s/ Gary Tenkman
Name: Ramon Rosado Linera		Name: Gary Tenkman
Title:President		Title: Chief Executive Officer

SCHEDULE A

to the

Master Services Agreement

between

DGI Investment Trust

and

Ultimus Fund Solutions, LLC

dated April 22, 2021

Fund Portfolio(s)

DGI Balanced Fund

DGI U.S. Government Money Market Fund

Fund Administration Fee Letter

for

the Funds listed on Schedule A

each a series of

DGI Investment Trust

This Fee Letter (this “Fee Letter”) applies to the Services provided by Ultimus Fund Solutions, LLC (“Ultimus”) to DGI Investment Trust (the “Trust”) for the Funds listed on Schedule A (individually referred to herein as a “Fund” and collectively as the“Funds”) pursuant to that certain Master Services Agreement dated April 22, 2021, and the Fund Administration Addendum dated April 22, 2021 (the “Agreement”), as amended from time to time. Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

1.	Fees

1.1.	For the Fund Administration Services provided under the Fund Administration Addendum, Ultimus shall be entitled to receive a fee and reimbursable expenses from the Trust, or the Funds, or the Adviser (as hereinafter defined) on the first business day following the end of each month, or at such time(s) as U1timus shall request and the parties hereto shall agree, computed with respect to the Funds as follows:

Average Daily Net Assets	Administration Fee
Up to $250 million
$250 million to $500 million
$500 million to $1 billion
In excess of $1 billion

The fee will be calculated based on the aggregate net assets of the Funds and distributed to the Funds on a pro rata basis or other Board approved methodology.

The fee will be subject to an annual minimum of                      with respect to each Fund, plus an annual fee of                      per each additional share class above the first share class per Fund.

1.2.	The Trust, the Funds, or the Adviser agrees to pay U1tirnus (i) an annual fee, based on the schedule below, for providing assistance in connection with the maintenance of the Funds’ Liquidity Risk Management Program (“LRMP”), and (ii) other related fees listed below.

Annual Fee
Base fee per investment adviser

Other Related Fees
Form N-LIQUID preparation and related Board notification

Optional ICE Vantage Liquidity Indicator Module	At cost

DGI Investment Trust

Fund Administration Fee Letter	Page 1 of 3

1.3.	State Registration (Blue Sky) Fees:

Each Fund shall pay its allocated U.S. federal and state regulatory filing fees. In addition, each Fund shall pay Ultimus the following fees per state registration:

Initial registration
Registration renewal
Sales reports (if required)

1.4.	Reserved.

1.5.	The fees are computed daily and payable monthly, along with any reimbursable expenses. The Trust, the Funds, or the Adviser agrees to pay an fees within 30 days of receipt of each invoice. Ultimus retains the right to charge interest of 1.5% on any amounts that remain unpaid beyond such 3O-day period. Acceptance of such late charge shall in no event constitute a waiver by Ultimus of the Trust’s, the Funds’, or the Advisor’s default or prevent Ultimus from exercising any other rights and remedies available to it.

2.	Reimbursable Expenses

In addition to the above fees, the Trust, the Funds, or the Adviser will reimburse Ultimus for certain reimbursable expenses incurred on each Fund’s behalf, including, but not limited to, travel expenses to attend Board meetings and any other expenses approved by the Trust or the Adviser. The Trust and each Fund will be responsible for the Fund’s nonnal operating expenses, such as U.S. federal and state filing fees, EDGARizing fees, insurance premiums, typesetting and printing of the Fund’s public documents, and fees and expenses of the Trust’s other vendors and providers that provide services to the Fund.

3.	Tenn

3.1.	This Fee Letter shall be coterminous with the Agreement, such that any termination of the Agreement in whole or in part shall be treated as a termination of this Fee Letter in whole or in part (as applicable). In the event of any termination of the Agreement, the Adviser shall be responsible for payment of any amounts required to be paid under the Agreement, including, without limitation, any applicable Early Termination Fee, any reimbursements for cash disbursements made by Ultimus and any fee for post-termination de-conversion or liquidation services.

4.	Fee Increases

On each anniversary date of the Agreement, Ultimus will increase the base fees listed in Section 1.1 above by an amount not to exceed the average annual change for the prior calendar year in the Consumer Price Index for All Urban Consumers - All Items (seasonally unadjusted) (collectively the “CPl-0”)2 plus 1.5%.

5.	Amendment

The parties may only amend this Fee Letter by written amendment signed by all the parties.

Signatures are located 011 the next page.

[2]	Using 1982-84=100 as a base, unless otherwise noted in reports by the Bureau of Labor Statistics.

DOI Investment Trust

Fund Administration Fee Letter	Page 2 of 3

The parties duly executed this Fund Administration Fee Letter dated March 25, 2025.

	DGI Investment Trust		Ultimus Fund Solutions, LLC
on its own behalf and on behalf of the Funds

By:	/s/ Ramon Rosado Linera	By:	/s/ Gary Tenkman
Name: Ramon Rosado Linera		Name: GaryTenkman
Title: President		Title: Chief Executive Officer

The undersigned investment adviser (the “Adviser”) hereby acknowledges and agrees to the terms of the Agreement.

Oriental Trust

By:	/s/ Roberto A. Romanelli Arias
Name: Roberto A. Romanelli Arias
Title: Director of Trust

DGI Investment Trust

Fund Administration Fee Letter	Page 3 of 3

Transfer Agent and Shareholder Services Fee Letter

for

the Funds listed on Schedule A

each a series of

DGI Investment Trust

This Fee Letter (this “Fee Letter”) applies to the Services provided by Ultimus Fund Solutions, LLC (“Ultimus”) to DGI Investment Trust (the “Trust”) for the Funds listed on Schedule A (individually referred to herein as a “Fund” and collectively as the“Funds”) pursuant to that certain Master Services Agreement dated April 22, 2021, and the Transfer Agent and Shareholder Services Addendum dated April 22, 2021 (the “Agreement”), as amended from time to time. Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

1.	Fees

1.1.	For the Transfer Agent and Shareholder Services provided under the Transfer Agent and Shareholder Services Addendum, Ultimus shall be entitled to receive a fee and reimbursable expenses from the Trust, or the Funds, or the Adviser (as hereinafter defined) on the first business day following the end of each month, or at such time(s) as Ultimus shall request and the parties hereto shall agree, computed with respect to each Fund as follows:

Base Annual Fee
Annual fee per Fund’s first share class
Each Additional Class
Annual fee per open shareholder account (1 to 10,000)*
Annual fee per open shareholder account (10,001 and above)*^
Annual fee per closed shareholder account
Unit Certificates

[ ] uTRANSACT Fees (web package) (check if applicable)
Small Fund (Management company with less than 1,000 total accounts)
One-time implementation fee
Ongoing annual fee
Large Fund (Management company with 1,000 total accounts or greater)
One-time implementation fee
Ongoing annual fee
[ ] PLAID Fees (instant bank verification) (check if applicable)
Small Fund (Management company with less than 1,000 total accounts)
One-time setup fee
Ongoing annual fee
Large Fund (Management company with 1,000 total accounts or greater)
One-time setup fee
Ongoing annual fee

[ ] Real Time Cash (check if applicable)

DGI Investment Trust

Transfer Agent and Shareholder Services Fee Letter	Page 1 of 6

Monthly fee per CUSIP

Ad Hoc Services and Fees
Vision Feeds
Initial Setu
Ongoing maintenance fee (monthly)

File Feeds (ex. Omni/SERV, Sales and Reporting, etc.)
Initial Setup
Ongoing maintenance fee (monthly)

Event Processing (mergers, liquidations, etc.)
Periodic Fee Jobs (Green Fee, Low Balance, etc.)
Ad Hoc Report Requests

Shareholder Fees**
Annual IRA Custodial Fee
Removal of excess contribution or Roth conversion/recharacterization
Outbound Wrre
Returned ACH/Bounced Check
IRA Withdrawal Fee (transfer or redemption)
Overnight Delivery
Statement Retrieval Fee

General Activity Charges
1) 24-Hour Automated Voice Response:
a) Initial set-up (one-time charge
b) Monthly charge
c) Customer Service Calls
2) Customer Service Calls
3) Trade Entry/Maintenance transactions
4) New Account set-up
5) Correspondence/information requests
6) Check preparation
7) Liquidation aid by wire transfer
8) ACH charge
9) SWP
10) Incoming IRA Transfer from prior custodian
11) IRA Transfer to successor custodian

*	Open account fee to be charged until annual tax work for the account has been completed. “‘The annual fee per open shareholder account in excess of 10,000 will be provided that the Trust and the Funds maintain networking accounts rather than omnibus accounts with their respective custodians for a period of 12 months after the launch date of the DGI U.S. Government Money Market Fund. If at any point during the 12 month period, the Trust or any Fund fails to satisfy this condition, Ultimus reserves the right to apply a fee of for each open shareholder account in excess of 10,000 and back bill the Trust and the Funds to recoup fees not previously billed because of the conditional fee concession.
**	Fee may be passed through to shareholders of the Fund(s).

DGI Investment Trust

Transfer Agent and Shareholder Services Fee Letter	Page 2 of 6

1.2.	uShareholder Fee. Ultimus shall charge a monthly fee for each instance of uShareholder, which fee (the “uShareholder Fee”) will be determined by the total number of uShareholder user IDs issued as follows:

Number of user IDs	Monthly Fee
< 500
> 500

By way of example, if the adviser has been issued 50 I user IDs and has 2 instances of uShareholder, the monthly uShareholder Fee would be                 On each anniversary date of the Agreement, Ultimus will increase the uS areholder Fee by an amount not to exceed the average annual change for the prior calendar year in the Consumer Price Index for All Urban Consumers - All Items (seasonally adjusted)3 plus 1.5%.

1.3.	[ ]MFPSI or [ ]MFPS II (check if applicable)

One-time Fees:                 per no-load fund family; $1,000 per load fund family (MFPS IT only)

Ongoing (Monthly) Fees:

MFPS I (only):                 per month (paid to NSCC)

MFPS II (includes MFPS I):

No. of CUSIPS	Paid to Ultimus	Paid to NSCC*	Total
0-5
6-10
11-20
20-25
26+

*	Prices reflect current NSCC pricing and are subject to change.

The parties hereto acknowledge and agree that Ultimus shall bear no liability with respect to the accuracy of data entered into MFPS II and that the pricing as set forth herein is premised upon this limitation of liability.

1.4.	[ ] MARS Rule 22c-2 Compliance Management Fees (check if applicable)

Initial set-up fee	$[ ] (one-time charge)
Service fee for 22c-2 MARS Compliance Module* (includes up to [ ] ([ ]) MARS Compliance Module user licenses and firm-level data cleaning for upto [ ] trades per month and [ ]GB of database storage)	$[ ] (monthly)
MARS Full-Service Compliance Charge	$[ ] (monthly)
MARS Data Interface with LPL	$[ ] (monthly)
Data Cleaning**	$[ ] (monthly)
MARS Web-Ex Training (if required)	$[ ] per hour

[3]	Using 1982-84=100 as a base, unless otherwise noted in reports by the Bureau of Labor Statistics.

DGI Investment Trust

Transfer Agent and Shareholder Services Fee Letter	Page 3 of 6

Additional user acceptance testing (“UAT”) environments (if required)	$[ ] (one-time charge) plus maintenance and support fee of $[ ] per month for each additional UAT
Additional MARS Interfaces	$[ ] (monthly) per interface
Custom non-standard interfaces	$[ ] plus $[ ] per month per interface

*	For additional licenses, a statement of work (SOW) will be provided.
**	“'See tables below in Section 1.4 for tiered pricing on monthly transactions.

1.5.	[ ] SalesFocus Solutions/MARS Fees (check if applicable)

The Adviser will be obligated to pay the following SalesFocus Solutions/MARS-related fees.

Sales Reporting and CRM (up to 3 Mars licenses)*	$[ ] (monthly)
Data Cleaning** (up to 5,000 monthly transactions)	$[ ] (monthly)
Unify Prospecting** (up to 50,000 reps)	$[ ] (monthly)

*	For additional licenses, a statement of work (SOW) will be provided.
**	See tables below for tiered pricing on monthly transactions.

Monthly Transactions•	Monthly Fee for MARS Clients
0 - 5K
5K - 7.5K
7.5K - 10K
10K - 15K
15K - 20k
20k - 40k
40k - 60k
60k - 80k
80k - 100k
100k - 120k
l20k - 140k
140k - 160k
160k - 180k
180k - 200k
200k - 220k
220k - 240k
240k - 260k

Number of Reps	Monthly Unify Plus Prospecting	Service Fee
Up to 50,000	$
50,001 - 100,000	$
100,001 - 250,000	$
250,001 - 500,000	$
> 500,000	$

1.6.	The Trust, the Funds, or the Adviser agree to pay all fees within 30 days of receipt of each invoice. Ultimus retains the right to charge interest of 1.5% on any amounts that remain unpaid beyond such 30-day period. Acceptance of such late charge shall in no event constitute a waiver by Ultimus of the Trust’s, the Funds’, or the Adviser’s default or prevent Ultimus from exercising any other rights and remedies available to it.

DOI Investment Trust

Transfer Agent and Shareholder Services Fee Letter	Page 4 of 6

2.	Reimbursable Expenses

In addition to the above fees, the Trust, the Funds, or the Adviser will reimburse Ultimus or pay directly certain expenses incurred on the Funds’ behalf, including, but not limited to, postage, confirmations, statements, printing, telephone lines, Internet access fees, bank service charges, stationery, envelopes, check printing and writing, AML verification, record retention, lost shareholder search, VRU maintenance and development, Fund specific Fund/Serv and Networking costs, and other industry standard transfer agent expenses.

3.	Term

3.1.	This Fee Letter shall be coterminous with the Agreement, such that any termination of the Agreement in whole or in part shall be treated as a termination of this Fee Letter in whole or in part (as applicable). In the event of any termination of the Agreement, the Adviser shall be responsible for payment of any amounts required to be paid under the Agreement, including, without limitation, any applicable Early Termination Fee, any reimbursements for cash disbursements made by Ultimus and any fee for post-termination de-conversion or liquidation services.

4.	Fee Increases

On each anniversary date of the Agreement, Ultimus will increase the base fees listed in Section 1.1 above by an amount not to exceed the average annual change for the prior calendar year in the Consumer Price Index for All Urban Consumers - All Items (seasonally unadjusted) (collectively the “CPI-U”)4 plus 1.5%.

5.	Amendment

The parties may only amend this Fee Letter by written amendment signed by all the parties.

Signatures are located on the next page.

[4]	Using 1982-84=100 as a base, unless otherwise noted in reports by the Bureau of Labor Statistics.

DGI Investment Trust

Transfer Agent and Shareholder Services Fee Letter	Page 5 of 6

The parties duly executed this Transfer Agent and Shareholder Services Fee Letter dated March 25, 2025.

	DGI Investment Trust		Ultimus Fund Solutions, LLC
on its own behalf and on behalf of the Funds

By:	/s/ Ramon Rosado Linera	By:	/s/ Gary Tenkman
Name: Ramon Rosado Linera		Name: Gary Tenkman
Title: President		Title: Chief Executive Officer

The undersigned investment adviser (the “Adviser”) hereby acknowledges and agrees to the terms of the Agreement.

Oriental Trust

By:	/s/ Roberto A. Romanelli Arias
Name: Roberto A. Romanelli Arias
Title: Director of Trust

DGI Investment Trust

Transfer Agent and Shareholder Services Fee Letter	Page 6 of 6